Exhibit 99.2

FG Merger Corp. Announces Closing of $70 Million Initial Public Offering

ITASCA, Illinois — March 1, 2022 — FG Merger Corp. (the “Company”), a newly organized blank check company formed as a Delaware corporation, today announced the closing of its initial public offering (“IPO”) of 7,000,000 units at an offering price of $10.00 per unit. Each unit consists of one share of common stock and three-quarters of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at $11.50 per share. The units are listed on the Nasdaq Global Market (“NASDAQ”) and trade under the ticker symbol “FGMCU”. Once the securities comprising the units begin separate trading, the common stock and the warrants are expected to be traded on NASDAQ under the symbols “FGMC” and “FGMCW,” respectively.

The Company intends to use the net proceeds from the offering, and the simultaneous private placements of units and warrants, to consummate the Company’s initial business combination.

ThinkEquity acted as sole book-running manager for the offering. FG Merger Corp. has granted the underwriters a 45-day option to purchase up to 1,050,000 additional units at the IPO price to cover over-allotments, if any.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from ThinkEquity, 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673 and by email at prospectus@think-equity.com, or by visiting EDGAR on the SEC’s website at www.sec.gov.

A registration statement relating to the securities has been filed with, and declared effective by, the Securities and Exchange Commission (“SEC”). This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FG Merger Corp.

FG Merger Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While FG Merger Corp. will not limit its search for a target company to any particular business segment, FG Merger Corp. intends to focus its search for a target business in the financial services industry in North America.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO, the anticipated use of the net proceeds thereof and the Company’s search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of FG Merger Corp., including those set forth in the Risk Factors section of FG Merger Corp.’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. FG Merger Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT:

M. Wesley Schrader

Chief Executive Officer

FG Merger Corp.

720-770-0620

info@fgmerger.com